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                                                                    EXHIBIT 23.1


                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
World Airways, Inc.:

         We consent to the incorporation by reference in the Registration Statement on Form S-8 relating to the World Airways, Inc. Amended and Restated 1995 Stock Incentive Plan of our report, dated March 5, 2004, with respect to the consolidated balance sheets of World Airways, Inc. and subsidiary as of December 31, 2003 and 2002, and the related consolidated statements of operations, changes in stockholders' deficiency, and cash flows for each of the years in the three-year period ended December 31, 2003.

/s/  KPMG LLP

KPMG LLP

McLean, Virginia
May 20, 2004